Exhibit 10.5
FISCAL 2019 EXECUTIVE OFFICER BONUS PLAN AND EQUITY COMPENSATION

Bonus Plan

For the twelve month period ending June 30, 2019, each executive officer of Cardiovascular Systems, Inc. (the “Company”) is eligible to receive cash incentive compensation pursuant to the Fiscal 2019 Executive Officer Bonus Plan (the “Bonus Plan”) as follows:

Revenue and Adjusted EBITDA Goals

Receipt of cash incentive compensation for fiscal 2019 is based on the Company’s achievement of revenue and adjusted EBITDA financial goals for fiscal 2019. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation. Target bonus amounts are weighted 75% for the revenue goal and 25% for the adjusted EBITDA goal. Target bonus levels as a percentage of base salary are 115% for the Chief Executive Officer, 90% for the Chief Operating Officer, 75% for the Chief Financial Officer, 65% for the Chief Talent Officer, and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn up to 200% of each of the adjusted EBITDA and revenue portions of their target bonus amount. The Bonus Plan criteria are the same for all of the executive officers. Participation in the Bonus Plan for each executive officer is in the form of a grant of Performance Units.

Equity Compensation

Each executive officer will receive grants of restricted stock under the fiscal 2019 long-term incentive plan, effective three business days following the filing of this Form 10-K. The restricted stock grants will be based on a target equity percentage of each executive officer’s base salary, with 40% of such target amount allocated to time-vesting restricted stock and 60% of such target amount allocated to performance-vesting restricted stock; provided, that the performance-vesting restricted stock will be granted to each executive officer at 200% of the target number of shares allocated to performance-vesting restricted stock, and any shares not earned will be forfeited upon confirmation of performance achievement. Target equity grants as a percentage of base salary are 400% for the Chairman, President and Chief Executive Officer, 200% for the Chief Operating Officer, 150% for the Chief Financial Officer, and 125% for the other executive officers.

The time-vesting restricted stock grants will vest in equal installments of 1/3 in August 2019, 2020 and 2021. The performance-vesting restricted stock grants will vest based on our total shareholder return relative to total shareholder return of our peer group (as determined by the Human Resources and Compensation Committee), as measured by the closing prices of our stock and the peer group members for the 90 trading days preceding July 1, 2018 compared to the closing prices of our stock and the stock of the peer group members for the 90 trading days preceding July 1, 2021. Vesting of the performance-vesting shares will be determined on the date that our Form 10-K for the fiscal year ending June 30, 2021 is filed.